EXHIBIT 99.1

                              BANK ONE, TEXAS N.A.
                  Annual Officer's Certificate of the Servicer
                       Bank One Auto Grantor Trust 1996-A


         The undersigned, a duly authorized representative of Bank One, Texas, N.A., as Servicer (the "Servicer"), pursuant to Section 3.10 of the Pooling and Servicing Agreement dated as of March 1, 1996 (the "Agreement") between the Servicer and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"), does hereby certify as follows:

         (1) All terms used herein that are defined in the Agreement shall have the meanings provided in the Agreement, unless otherwise defined herein.

         (2) The undersigned is an officer of the Servicer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate.

         (3) A review of the activities of the Servicer during the period from January 1, 1997 to December 31, 1997 (the "Servicing Period") and its performance under the Agreement has been made under my supervision.

         (4) Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its material obligations under the Agreement throughout the Servicing Period except as set forth in paragraph (5) below.

         (5) The following is a brief description of each default in the fulfillment of the Servicer's obligations under the Agreement known to me to have been made by the Servicer during the Servicing Period, which sets forth in detail (i) the nature of each such default and (ii) the current status of each default:

              a) The Servicer did not provide to the Trustee and Rating Agencies an Annual Independent Certified Public Accountant's Report, known generally as the Agreed Upon Procedures Report, for the period January 1, 1996 through December 31, 1996 as defined in section 3.11 of the Agreement. The inability of the Servicer to provide such report is the direct result of a change in AICPA's Professional Standards (SAS#75) which governs the preparation and distribution of such report. In general, SAS#75 limits the usage of this report unless the users take responsibility for the specific procedures to be performed. The Servicer's inability to provide the Agreed Upon Procedures Report was discussed with the Trustee and the Rating Agencies.

                  In lieu of providing the Agreed Upon Procedures Report, the Servicer provided to the Trustee and the Rating Agencies a report issued by a firm of independent certified public accountants to the effect that (i) such accountants have examined the assertions by the Servicer's management that, as of December 31, 1996, the Servicer maintained effective internal controls over the servicing of the Receivables and
                  (ii) such assertion is fairly stated in all material respects.

                  Discussions with the Trustee and Rating Agencies on the matter resulted in the acceptance of the Accountant's examination of management's assertions as to the effectiveness of the internal controls over the loans being serviced.

IN WITNESS WHEREOF, the Servicer has caused this Certificate to be executed by a duly authorized officer as of the 31st day of December 1997.


                                        Bank One, Texas, N.A., as Servicer




                                        By: /s/Jeff Stewart
                                            --------------------------
                                            Jeff Stewart
                                            Vice President & Controller